Exhibit 99.1

Brookline Bancorp Announces 2010 Third Quarter Earnings and Dividend Declaration

BROOKLINE, Mass.--(BUSINESS WIRE)--October 20, 2010--Brookline Bancorp, Inc. (the “Company”) (NASDAQ: BRKL) announced today its earnings for the 2010 third quarter and approval by the Board of Directors of a regular quarterly dividend of $0.085 per share payable on November 15, 2010 to stockholders of record on October 29, 2010.

The Company earned $7,038,000, or $0.12 per share on a basic and diluted basis, for the quarter ended September 30, 2010 compared to $5,242,000, or $0.09 per share on a basic and diluted basis, for the quarter ended September 30, 2009. Net income for the nine months ended September 30, 2010 was $20,474,000, or $0.35 per share on a basic and diluted basis, compared to $13,364,000, or $0.23 per share on a basic and diluted basis, for the nine months ended September 30, 2009. Operating highlights included:

  Improvement in performance ratios both on third quarter and nine month comparisons

- annualized return on average stockholders’ equity (third quarter – 5.69% in 2010 and 4.31% in 2009; nine months – 5.55% in 2010 and 3.66% in 2009)

- annualized return on average assets (third quarter – 1.06% in 2010 and 0.79% in 2009; nine months – 1.03% in 2010 and 0.68% in 2009)

  An increase in net interest income of $2,493,000 (11.4%) in the 2010 third quarter compared to the 2009 third quarter and $8,443,000 (13.5%) in the 2010 nine month period compared to the 2009 nine month period. The 2009 nine month period included $1,614,000 of interest income from the payoff of a loan on which there was unaccreted interest.
  Continued improvement in net interest margin – 3.76% in the 2010 third quarter compared to 3.67% in the 2010 second quarter and 3.39% in the 2009 third quarter
  Lower provisions for credit losses - $551,000 in the 2010 third quarter compared to $2,473,000 in the 2009 third quarter and $2,479,000 in the 2010 nine month period compared to $7,150,000 in the 2009 nine month period. The reductions resulted from lower loan charge-offs and slower growth in loans.
  Total loans (excluding deferred loan origination costs) - $16.7 million increase in the 2010 third quarter and a $24.8 million increase in the 2010 nine month period
  Non-performing assets - $6.0 million (0.23% of total assets) at September 30, 2010 compared to $6.0 million (0.23%) at June 30, 2010 and $7.7 million (0.29%) at December 31, 2009. Restructured loans on accrual were $7.4 million, $7.0 million and $3.9 million at those respective dates.
  Allowance for loan losses - $30.4 million (1.39% of total loans outstanding) at September 30, 2010 compared to $30.6 million (1.41%) at June 30, 2010 and $31.1 million (1.44%) at December 31, 2009
  Deposit growth - $57.6 million (3.4%) in the 2010 third quarter and $126.6 million (7.7%) in the 2010 nine month period. (Transaction deposit accounts increased $170.6 million, or 21.3%, while certificates of deposit declined $44.0 million, or 5.3%).
  To lower funding costs and reduce interest rate risk, the Company prepaid borrowings from the Federal Home Loan Bank of Boston (“FHLB”) with high interest rates and re-borrowed funds from the FHLB at lower interest rates and with longer periods to maturity. Penalties from prepayments amounted to $555,000 in the 2010 third quarter compared to $533,000 in the 2009 third quarter and $1,468,000 in the 2010 nine month period compared to $1,115,000 in the 2009 nine month period.
  Gains from sales of securities were $594,000 in the 2009 third quarter (none in the 2010 third quarter), $834,000 in the 2010 nine month period and $940,000 in the 2009 nine month period. Impairment loss on securities, net of non-credit impairment loss, was $49,000 in the 2010 nine month period compared to $726,000 in the 2009 nine month period.

The quarterly and nine month period increases in net interest income were due primarily to a higher portion of interest-earning assets being funded by lower cost deposits and a more rapid decline in rates paid on interest-bearing liabilities than in the yield on interest-earning assets. Including non-interest bearing checking accounts, the average balance of deposits (excluding brokered deposits) in the 2010 nine month period was $233.1 million (16.1%) higher than in the 2009 nine month period and the average rate paid on deposits (excluding brokered deposits) declined to 1.30% from 2.21% in those respective periods. The average rate paid on deposits in the 2010 third quarter declined further to 1.17%.

Over 95% of the growth in the average balances of deposits were used to pay off higher cost borrowed funds and brokered deposits. The average balance of deposits (excluding brokered deposits) to the average balance of all deposits and borrowings increased from 68.6% in the 2009 nine month period to 79.2% in the 2010 nine month period. The average balance of loans to the average balance of deposits (excluding brokered deposits) declined from 147.0% to 128.8% in those respective periods. At September 30, 2010, deposits equaled 82.3% of all deposits and borrowed funds and loans equaled 124.4% of deposits.

The provisions for credit losses in the 2010 and 2009 third quarters were $551,000 and $2,473,000, respectively, while net loan charge-offs in those periods were $826,000 (an annualized charge-off rate of 0.15% based on average loans outstanding) and $1,820,000 (0.34%), respectively. The provisions for credit losses in the 2010 and 2009 nine month periods were $2,479,000 and $7,150,000, respectively, while net loan charge-offs in those periods were $3,200,000 (0.20%) and $5,420,000 (0.34%), respectively.

The provisions for credit losses were higher than net loan charge-offs in the 2009 quarterly and nine month periods because of growth in the loan portfolio and concern about the growing trend in problem loans and net charge-offs, especially relating to indirect auto loans and loans in the portfolio of Eastern Funding, a specialty finance subsidiary of the Company. In the 2009 nine month period, loans (excluding deferred loan origination costs) increased $65.0 million despite decreases in indirect auto loans and one-to-four family mortgage loans of $30.3 million and $19.5 million, respectively.

The provisions for credit losses were less than net loan charge-offs in the 2010 quarterly and nine month periods due primarily to a significantly lower rate of indirect auto loan net charge-offs than contemplated which resulted in a lowering of the level of allowance for loan losses considered adequate for that segment of the loan portfolio. In the 2010 nine month period, loan growth (excluding deferred loan origination costs) was modest at $24.8 million, or 1.2%. Eastern Funding loans increased $28.3 million (17.1%) due in part to the purchase of $11.8 million of seasoned loans in the 2010 third quarter. Increases in multi-family mortgage loans and commercial real estate loans of $22.0 million and $10.7 million, respectively, were offset by reductions in one-to-four family mortgage loans and commercial loans of $33.9 million and $4.5 million, respectively.

Net charge-offs of indirect auto loans declined to $627,000 in the 2010 third quarter (an annualized rate of 0.46% based on average loans outstanding during that period excluding deferred loan origination costs) and $2,227,000 (0.55%) in the 2010 nine month period from $1,348,000 (0.95%) in the 2009 third quarter and $4,438,000 (1.02%) in the 2009 nine month period. Indirect auto loan net charge-offs had equaled 1.00% in 2009 and 1.12% in 2008. Since the Company commenced originating indirect auto loans in 2003, 8% of such originations were to borrowers with credit scores below 660. In the year 2009 and the 2010 nine month period, loan originations to borrowers with credit scores below 660 declined to 2.5% and 2.0%, respectively. Indirect auto loans delinquent over 30 days declined to $7.3 million (1.35% of loans outstanding) at September 30, 2010 from $8.0 million (1.47%) at June 30, 2010 and $11.0 million (2.02%) at December 31, 2009. The allowance for loan losses related to indirect auto loans (excluding deferred loan origination costs) was $7,422,000 (1.37% of loans outstanding) at September 30, 2010 compared to $7,873,000 (1.45%) at June 30, 2010 and $8,479,000 (1.57%) at December 31, 2009.

Net charge-offs of Eastern Funding loans in the 2010 and 2009 third quarters were $212,000 and $152,000, respectively, and in the 2010 and 2009 nine month periods $664,000 and $660,000, respectively. Additionally, write-downs of assets acquired were $53,000, $72,000, $186,000 and $429,000, respectively. The annualized rate of net charge-offs, combined with write-downs of assets acquired, equaled 0.58%, 0.58%, 0.64% and 0.96%, respectively. The allowance for loan losses related to Eastern Funding loans (excluding deferred loan origination costs) was $3,602,000 (1.86% of loans outstanding) at September 30, 2010 compared to $3,643,000 (2.01%) at June 30, 2010 and $3,057,000 (1.85%) at December 31, 2009.

Additional net loan charge-offs in the 2010 and 2009 nine month periods were $309,000 and $322,000, respectively. Substantially all of those amounts related to one commercial real estate loan for which a specific reserve had been previously established. Excluding Eastern Funding loans ($2,683,000) and indirect auto loans ($121,000), other loans on non-accrual amounted to $2,340,000 at September 30, 2010, $1,241,000 of which was one-to-four family mortgage loans. Restructured loans on accrual included $4.1 million of one-to-four family mortgage loans, $2.3 million of commercial real estate loans and $1.0 million of Eastern Funding loans.

In the 2010 third quarter, $15.9 million of borrowings from the FHLB with a weighted average interest rate of 4.24% and maturing within approximately ten months were prepaid resulting in a penalty of $555,000 and, in the same quarter, $12.0 million was re-borrowed from the FHLB at a weighted average interest rate of 0.93% and a weighted average life to maturity of 2.5 years. In the 2010 second quarter, $24 million of FHLB borrowings with a weighted average rate of 4.03% and maturing within approximately one year were prepaid resulting in a penalty of $913,000 and, in the same quarter, $24 million was re-borrowed from the FHLB at a weighted average annual rate of 2.02% for 3.26 years. Prepayments of FHLB borrowings in the 2009 third quarter and nine month period resulted in penalties of $533,000 and $1,115,000, respectively.

Investment securities (primarily equity securities) were sold in the 2010 second quarter at a gain of $834,000. Mortgage-backed securities were sold in the 2009 second and third quarters at gains of $346,000 and $594,000, respectively. On an after tax basis, those gains primarily offset penalties incurred in the same periods from prepayment of FHLB borrowings. Impairment loss on securities, net of non-credit impairment loss, in the 2010 and 2009 nine month periods of $49,000 and $726,000, respectively, resulted from write-downs of perpetual preferred stock and a trust preferred security.

Fees, charges and other income remained relatively constant in the 2010 and 2009 quarters at $927,000, and $934,000, respectively, and in the 2010 and 2009 nine month periods at $2,885,000 and $2,838,000, respectively. As a result of recent overdraft legislation, overdraft fees declined and are expected to continue to decline prospectively. The amounts of decline, however, are not expected to have a significant effect on earnings.

Total non-interest expenses were $11.9 million in the 2010 third quarter compared to $11.1 million in the 2009 third quarter, an increase of 6.7%, and $35.6 million in the 2010 nine month period compared to $34.4 million in the 2009 nine month period, an increase of 3.4%. The increases resulted primarily from higher compensation and employee benefits due in part to added personnel in business banking and investment advisory services and higher bonus accruals, the opening of two new branches in June 2010, higher marketing expenses due in part to product promotions and higher professional fees related to corporate issues and initiatives, offset in part by lower FDIC insurance expense (2009 included a $1.1 million special assessment) and a reduction in loan collection related expenses.

The above text contains statements about future events that constitute forward looking statements. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands except share data)

	September 30,	June 30,	December 31,
	2010	2010	2009
ASSETS
Cash and due from banks	$18,870	$20,592	$17,635
Short-term investments	49,349	67,622	48,886
Securities available for sale	310,664	306,504	293,023
Securities held to maturity (market value of $97, $124 and $121, respectively)	87	110	112
Restricted equity securities	36,335	36,335	36,335
Loans	2,189,014	2,172,465	2,164,295
Allowance for loan losses	(30,362)	(30,637)	(31,083)
Net loans	2,158,652	2,141,828	2,133,212
Accrued interest receivable	8,581	8,556	9,062
Bank premises and equipment, net	11,374	11,477	10,685
Deferred tax asset	9,012	9,325	10,178
Prepaid income taxes	782	371	-
Goodwill	43,241	43,241	43,241
Identified intangible assets, net of accumulated amortization of $10,775, $10,469 and $9,857, respectively	2,177	2,483	3,095
Other assets	11,272	10,974	10,420
Total assets	$2,660,396	$2,659,418	$2,615,884

LIABILITIES AND EQUITY
Deposits	$1,760,271	$1,702,658	$1,633,687
Borrowed funds	378,234	439,254	468,766
Mortgagors’ escrow accounts	6,225	6,079	5,938
Income taxes payable	-	-	1,115
Accrued expenses and other liabilities	18,112	16,949	16,955
Total liabilities	2,162,842	2,164,940	2,126,461
Equity:
Brookline Bancorp, Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	-	-	-
Common stock, $0.01 par value; 200,000,000 shares authorized; 64,436,889 shares, 64,411,889 shares and 64,404,419 shares issued, respectively	644	644	644
Additional paid-in capital	524,336	524,191	523,736
Retained earnings, partially restricted	30,937	28,876	25,420
Accumulated other comprehensive income	3,828	3,257	2,201
Treasury stock, at cost - 5,373,733 shares	(62,107)	(62,107)	(62,107)
Unallocated common stock held by ESOP – 436,469 shares, 448,514 shares and 472,604 shares, respectively	(2,381)	(2,445)	(2,577)
Total Brookline Bancorp, Inc. stockholders’ equity	495,257	492,416	487,317
Noncontrolling interest in subsidiary	2,297	2,062	2,106
Total equity	497,554	494,478	489,423

Total liabilities and equity	$2,660,396	$2,659,418	$2,615,884

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Income (In thousands except share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest income:
Loans	$30,488	$31,722	$92,130	$96,583
Debt securities	1,927	2,528	5,810	8,449
Short-term investments	32	48	76	296
Equity securities	4	24	40	71
Total interest income	32,451	34,322	98,056	105,399

Interest expense:
Deposits (excluding brokered deposits)	5,096	7,300	16,355	24,060
Brokered deposits	-	-	-	424
Borrowed funds	3,087	5,247	10,560	18,217
Total interest expense	8,183	12,547	26,915	42,701

Net interest income	24,268	21,775	71,141	62,698
Provision for credit losses	551	2,473	2,479	7,150
Net interest income after provision for credit losses	23,717	19,302	68,662	55,548

Non-interest income:
Fees, charges and other income	927	934	2,885	2,838
Penalty from prepayment of borrowed funds	(555)	(533)	(1,468)	(1,115)
Gain on sales of securities	-	594	834	940
Loss on impairment of securities	-	-	(49)	(779)
Less non-credit loss on impairment of securities	-	-	-	53
Total non-interest income	372	995	2,202	1,937

Non-interest expense:
Compensation and employee benefits	5,895	5,195	17,008	15,455
Occupancy	1,128	1,015	3,373	3,153
Equipment and data processing	1,874	1,868	5,586	5,495
Professional services	668	566	2,599	1,787
FDIC insurance	418	435	1,246	2,438
Advertising and marketing	359	283	900	700
Amortization of identified intangible assets	306	372	918	1,116
Other	1,245	1,410	3,960	4,263
Total non-interest expense	11,893	11,144	35,590	34,407

Income before income taxes	12,196	9,153	35,274	23,078
Provision for income taxes	4,923	3,723	14,239	9,362
Net income	7,273	5,430	21,035	13,716
Less net income attributable to noncontrolling interest in subsidiary	235	188	561	352
Net income attributable to Brookline Bancorp, Inc.	$7,038	$5,242	$20,474	$13,364

Earnings per common share attributable to Brookline Bancorp, Inc.:
Basic	$0.12	$0.09	$0.35	$0.23
Diluted	0.12	0.09	0.35	0.23

Weighted average common shares outstanding during the period:
Basic	58,586,274	58,522,547	58,571,938	58,313,465
Diluted	58,588,536	58,529,929	58,576,080	58,361,623

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Average Yields / Costs

	Three months ended
	September 30, 2010			June 30, 2010
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$58,766	$32	0.22%	$70,586	$29	0.16%
Debt securities (2)	310,337	1,932	2.49	298,168	1,965	2.64
Equity securities (2)	36,810	5	0.06	38,042	16	0.17
Mortgage loans (3)(4)	1,252,610	16,466	5.26	1,251,800	16,600	5.30
Home equity loans (3)	54,208	522	3.82	52,404	499	3.82
Commercial loans -Eastern Funding (3)	183,573	3,867	8.43	175,775	3,737	8.50
Other commercial loans (3)	119,538	1,455	4.84	133,333	1,589	4.78
Indirect automobile loans (3)	556,470	8,098	5.77	557,105	8,268	5.95
Other consumer loans (3)	6,098	79	5.18	7,126	81	4.55
Total interest-earning assets	2,578,410	32,456	5.02%	2,584,339	32,784	5.08%
Allowance for loan losses	(30,517)			(30,764)
Non-interest earning assets	108,199			108,260
Total assets	$2,656,092			$2,661,835

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$109,890	40	0.14%	$108,768	40	0.15%
Savings accounts	106,685	214	0.80	102,687	205	0.80
Money market savings accounts	629,712	1,640	1.03	592,012	1,625	1.10
Certificates of deposit	782,888	3,202	1.62	786,834	3,478	1.77
Total interest-bearing deposits (4)	1,629,175	5,096	1.24	1,590,301	5,348	1.35
Borrowed funds	401,679	3,083	3.00	459,278	3,699	3.19
Federal funds purchased	4,652	3	0.25	-	-	-
Total interest bearing liabilities	2,035,506	8,182	1.59%	2,049,579	9,047	1.77%
Non-interest-bearing demand checking accounts (4)	101,075			94,946
Other liabilities	22,433			23,770
Total liabilities	2,159,014			2,168,295
Brookline Bancorp, Inc. stockholders’ equity	494,890			491,508
Noncontrolling interest in subsidiary	2,188			2,032
Total liabilities and equity	$2,656,092			$2,661,835
Net interest income (tax equivalent basis)/interest rate spread (5)		24,274	3.43%		23,737	3.31%
Less adjustment of tax exempt income		6			9
Net interest income		$24,268			$23,728
Net interest margin (6)			3.76%			3.67%

(1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Including non-interest bearing checking accounts, the average interest rate on total deposits was 1.17% in the three months ended September 30, 2010 and 1.27% in the three months ended June 30, 2010.

(5) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Average Yields / Costs

	Nine months ended
	September 30, 2010			September 30, 2009
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$61,175	$76	0.17%	$92,218	$296	0.43%
Debt securities (2)	298,313	5,827	2.60	291,562	8,474	3.88
Equity securities (2)	37,613	54	0.19	37,527	97	0.34
Mortgage loans (3)(4)	1,251,985	49,796	5.30	1,219,234	52,156	5.70
Home equity loans (3)	52,799	1,508	3.82	46,206	1,278	3.69
Commercial loans -Eastern Funding (3)	176,041	11,207	8.49	151,753	10,286	9.04
Other commercial loans (3)	128,329	4,610	4.80	120,080	4,181	4.64
Indirect automobile loans (3)	554,834	24,767	5.97	593,475	28,525	6.41
Other consumer loans (3)	6,624	242	4.87	3,878	157	5.40
Total interest-earning assets (4)	2,567,713	98,087	5.10%	2,555,933	105,450	5.50%
Allowance for loan losses	(30,760)			(28,867)
Non-interest earning assets	109,559			104,166
Total assets	$2,646,512			$2,631,232

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$105,696	112	0.14%	$89,228	127	0.19%
Savings accounts	102,196	617	0.81	90,109	714	1.06
Money market savings accounts	590,723	4,877	1.10	354,927	4,328	1.63
Certificates of deposit	792,494	10,749	1.81	844,795	18,891	2.98
Total interest-bearing deposits excluding brokered deposits (5)	1,591,109	16,355	1.37	1,379,059	24,060	2.33
Brokered deposits	-	-	-	10,573	424	5.35
Total deposits	1,591,109	16,355	1.37	1,389,632	24,484	2.35
Borrowed funds	441,905	10,557	3.15	655,421	18,217	3.71
Federal funds purchased	1,568	3	0.22	-	-	-
Total interest bearing liabilities	2,034,582	26,915	1.77%	2,045,053	42,701	2.78%
Non-interest-bearing demand checking accounts (5)	94,373			73,288
Other liabilities	23,307			23,741
Total liabilities	2,152,262			2,142,082
Brookline Bancorp, Inc. stockholders’ equity	492,113			487,358
Noncontrolling interest in subsidiary	2,137			1,792
Total liabilities and equity	$2,646,512			$2,631,232
Net interest income (tax equivalent basis)/interest rate spread (4)(6)		71,172	3.33%		62,749	2.72%
Less adjustment of tax exempt income		31			51
Net interest income		$71,141			$62,698
Net interest margin (4)(7)			3.70%			3.27%

(1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) In the 2009 period, interest income included $1,614 due to the payoff of a loan on which there was unaccreted interest. Excluding this income, the yield on mortgage loans and interest-earning assets would have been 5.53% and 5.42%, respectively. Interest rate spread and net interest margin would have been 2.64% and 3.19%, respectively.

(5) Including non-interest bearing checking accounts, the average interest rate on total deposits (excluding brokered deposits) was 1.30% in the 2010 period and 2.21% in the 2009 period.

(6) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(7) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Selected Financial Ratios and Other Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Performance Ratios (annualized):
Return on average assets	1.06%	0.79%	1.03%	0.68%
Return on average stockholders’ equity	5.69%	4.31%	5.55%	3.66%
Interest rate spread	3.43%	2.90%	3.33%	2.72%	(A)
Net interest margin	3.76%	3.39%	3.70%	3.27%	(A)

(A) Excluding interest income of $1,614,000 due to the payoff of a loan on which there was unaccreted discount, interest rate spread and net interest margin would have been 2.64% and 3.19%, respectively.

Dividends paid per share during period	$0.085	$0.085	$0.255	$0.455
	At	At	At
	September 30,	June 30,	December 31,
	2010	2010	2009
	(dollars in thousands except per share data)
Capital Ratio:
Stockholders’ equity to total assets	18.62%	18.52%	18.63%
Tangible stockholders’ equity to total assets	17.20%	17.09%	17.16%

Asset Quality:
Non-accrual loans	$5,144	$5,119	$6,233
Non-performing assets	6,022	6,030	7,663
Restructured loans on accrual	7,396	6,968	3,898
Allowance for loan losses	30,362	30,637	31,083
Allowance for loan losses as a percent of total loans	1.39%	1.41%	1.44%
Non-accrual loans as a percent of total loans	0.23%	0.24%	0.29%
Non-performing assets as a percent of total assets	0.23%	0.23%	0.29%

Per Share Data:
Book value per share	$8.39	$8.34	$8.26
Tangible book value per share	7.62	7.57	7.47
Market value per share	9.98	8.88	9.91

CONTACT:
Brookline Bancorp, Inc.
Paul Bechet, 617-278-6405